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                                                                     EXHIBIT 5.1


                           Nishith Desai Associates
                       Legal & Tax Counselling Worldwide

Tel.# : 91 + 22 + 282 0609                           93-B, Mittal Court
Tel.# : 91 + 22 + 204 0068                           Nariman Point
Fax#  : 91 + 22 + 287 5792                           Mumbai 400021


May 25, 2000


Silverline Technologies Limited
Unit 121, SDF IV, SEEPZ
Andheri (East)
Mumbai 400 096
India


Gentlemen,

Re:  Silverline Technologies Limited Registration Statement on Form F-1

We have acted as your counsel in connection with the registration, offering and sale under the Securities Act of 1933, as amended, of up to 11,960,000 equity shares (including up to 1,560,000 equity shares that the underwriters have the option to purchase to cover over-allotments, if any), par value Rs. 10 per share (the "Shares") of Silverline Technologies Limited, a public company with limited liability incorporated in the Republic of India (the "Company"). Each of the Shares being so registered is represented by one-half of an American Depositary Share. We have examined the registration statement on Form F-1 (the "Registration Statement") filed by you with the United States Securities and Exchange Commission on May 30, 2000 for the purpose of registering the Shares. The Shares are to be sold to the underwriters for resale to the public in a form evidenced by American Depositary Receipts, to be issued by the Depositary, all as described and defined in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto (the "Underwriting Agreement").

As your counsel, we have examined the proceedings proposed to be undertaken in connection with such an offering and sale of the Shares under Indian law.
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In our opinion, which is strictly limited to Indian law, the Shares to be sold by the Company in the offering pursuant to the Underwriting Agreement have been duly authorized and when issued in accordance with the Underwriting Agreement and Indian law and delivered against payment shall be validly issued, fully paid and non-assessable.

We hereby confirm to you that subject to the assumptions and limitations set forth therein, the statements set forth under the section "Taxation--Indian Taxation" in the prospectus included in the Registration Statement constitute our opinion with respect to the Indian income tax consequences of the acquisition, ownership and disposition of the Shares and the American Depositary Shares representing such shares.

We consent to the reference to our firm under the sections "Taxation--Indian Taxation" and "Enforcement of Civil Liabilities" in the prospectus included as a part of the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.


Sincerely yours,

/s/ Nishith Desai Associates

Nishith Desai Associates